EXHIBIT 99.1

BioCryst Announces Completion of Patient Enrollment in OPuS-2: a Clinical Trial of Avoralstat in Patients With HAE

RESEARCH TRIANGLE PARK, N.C., Oct. 8, 2015 (GLOBE NEWSWIRE) -- BioCryst Pharmaceuticals, Inc., (NASDAQ:BCRX) today announced that it has completed enrollment in OPuS-2 (Oral ProphylaxiS-2), a blinded, randomized, placebo-controlled clinical trial of orally-administered avoralstat in patients with hereditary angioedema (HAE).

OPuS-2 is a 12-week, three-arm, parallel cohort trial designed to evaluate the efficacy and safety of two doses of avoralstat, 300 mg and 500 mg, administered three-times daily compared with placebo. This trial is being conducted in the U.S., Canada and Europe. The primary efficacy endpoint for the trial is the mean angioedema attack rate, which will be reported for each avoralstat dose group compared to placebo.

Final patient visits will occur in January 2016; therefore, BioCryst expects to report OPuS-2 results in early 2016. The results of this trial will be provided for regulatory discussions intended to determine the scope of any additional information that may be required for completion of avoralstat registration.

BioCryst has been corresponding with regulatory agencies regarding deferral of a two-year rat carcinogenicity study for avoralstat. The results from this type of study are normally required to be available at the time of submission for approval. Currently, BioCryst has agreement with the European Medicines Agency (EMA) regarding its request to defer submission of results as a post-filing commitment. Agreement has not been reached with the U.S. Food and Drug Administration (FDA) regarding a deferral at this time. At the end-of-Phase 2 meeting following the completion of OPuS-2, BioCryst will engage in further dialogue with the FDA to discuss deferral, in the context of all available toxicology and clinical data. We plan to initiate a rat carcinogenicity study in early 2016. Without a deferral, our NDA filing would occur in 2018.

Discovered by BioCryst, avoralstat is a novel, selective inhibitor of plasma kallikrein in development for prevention of attacks in patients with HAE. By inhibiting plasma kallikrein, avoralstat suppresses bradykinin production. Bradykinin is the mediator of acute swelling attacks in HAE patients.

About Hereditary Angioedema

HAE is a rare, severely debilitating and potentially fatal genetic condition that occurs in about 1 in 10,000 to 1 in 50,000 people. HAE symptoms include recurrent episodes of edema in various locations, including the hands, feet, face, genitalia and airway. In addition, patients often have bouts of excruciating abdominal pain, nausea and vomiting that are caused by swelling in the intestinal wall. Airway swelling is particularly dangerous and can lead to death by asphyxiation. Further information regarding HAE can be found at www.haea.org.

About BioCryst Pharmaceuticals

BioCryst Pharmaceuticals designs, optimizes and develops novel small molecule drugs that block key enzymes involved in rare diseases.  BioCryst's ongoing development programs include oral plasma kallikrein inhibitors for hereditary angioedema; avoralstat, BCX7353 and other second generation compounds, and BCX4430, a broad spectrum viral RNA polymerase inhibitor. For more information, please visit the Company's website at www.BioCryst.com

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding future results, performance or achievements. These statements involve known and unknown risks, uncertainties and other factors which may cause BioCryst's actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Some of the factors that could affect the forward-looking statements contained herein include: that the OPuS-2 trial may not have a favorable outcome or may not be successfully completed; that the OPuS-2 trial may cost more or take longer to complete than expected; that the FDA or similar regulatory agency may refuse to approve subsequent HAE studies, or delay approval of clinical studies which may result in a delay of other planned clinical studies and increased development costs of avoralstat; that regulatory determinations regarding the requirements for pre-clinical and clinical studies (including, toxicology, carcinogenicity or long-term safety studies) may negatively impact planned filing for market approval of avoralstat; that the FDA may withhold market approval for avoralstat. Please refer to the documents BioCryst files periodically with the Securities and Exchange Commission, specifically BioCryst's most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and current reports on Form 8-K, all of which identify important factors that could cause the actual results to differ materially from those contained in BioCryst's projections and forward-looking statements.

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CONTACT: Robert Bennett, BioCryst Pharmaceuticals, +1-919-859-7910